Exhibit 4.11

Supplementary Agreement to the Sublicense Agreement

This Supplementary Agreement to the Sublicense Agreement (“this Supplementary Agreement”) is entered into by and between the following parties on December 16, 2021 in Shanghai, the People’s Republic of China:

1.
I-MAB BIOPHARMA HONGKONG LIMITED, a company duly organized and existing under the laws of Hong Kong, China (“I-Mab Hong Kong”); and

2.
TJ Biopharma (Hangzhou) Co., Ltd., a limited liability company duly organized and existing in accordance with the laws of the People’s Republic of China (“TJBio Hangzhou”).

Each party is referred to individually as a “Party” and collectively as the “Parties” in this Supplementary Agreement.

Whereas:

1.
I-Mab, the Cayman Islands parent company of I-Mab Hong Kong, entered into a LICENSE AND SUBLICENSE AGREEMENT with Ferring International Center SA (“Ferring Pharmaceuticals”) on November 4, 2016 (including its subsequently amended versions, hereinafter referred to as the “Transfer and License Agreement”). According to the Transfer and License Agreement, I-Mab obtained the exclusive license from Ferring Pharmaceuticals for the development and commercialization of its FE301 product (internally designated by I-Mab as TJ301 product) in China (including Hong Kong, Macau, and Taiwan) and South Korea (“Licensed Territories”);

2.
I-Mab entered into an Assignment Agreement with I-Mab Hong Kong on July 5, 2018, pursuant to which I-Mab exclusively granted I-Mab Hong Kong the rights to develop and commercialize the TJ301 product in the Licensed Territories. Subsequently, I-Mab Hong Kong and TJBio Hangzhou entered into a Sublicense Agreement (“Original Agreement”) on September 15, 2020, through which I-Mab Hong Kong exclusively granted TJBio Hangzhou the aforementioned development and commercialization rights;

3.
The Original Agreement only provides general provisions regarding the licensing matters between I-Mab Hong Kong and TJBio Hangzhou, without specifying other detailed matters. Based on friendly consultations between the Parties, both Parties intend to explicitly clarify the sublicensing arrangements and payment terms therein, as well as the method of aligning with the economic terms in the Transfer and License Agreement.

Therefore, in accordance with the provisions of the Civil Code of the People's Republic of China and other relevant laws and regulations, and based on the principles of equality and mutual benefit, the Parties have, through friendly consultations, reached this Supplementary Agreement as follows:

Clause 1
The Parties hereby acknowledge and agree that the intent of signing the Original Agreement is solely to grant TJBio Hangzhou the rights to develop and commercialize the TJ301 product within the Licensed Territories by I-Mab Hong Kong. To avoid ambiguity, Clause 3 of the Original Agreement shall be entirely replaced with the following provision:

“3. The rights granted to Party B shall be consistent with the rights enjoyed by I-Mab under the Transfer and License Agreement in China (including Hong Kong, Macau, and Taiwan) and South Korea. Concurrently, Party B shall fulfill all obligations undertaken by I-Mab under the Transfer and License Agreement in China (including Hong Kong, Macau, and Taiwan) and South Korea.”

Clause 2
The Parties hereby acknowledge and agree that, notwithstanding any provision to the contrary in the Original Agreement or this Supplementary Agreement, as of September 15, 2020:

Exhibit 4.11

1)
TJBio Hangzhou shall, in accordance with Clause 3 of this Supplementary Agreement, undertake the obligation to pay I-Mab Hong Kong the relevant amounts that I-Mab Hong Kong is required to pay to Ferring Pharmaceuticals under the Transfer and License Agreement (i.e., the relevant milestone payments and royalty rates listed in Annex A (hereinafter collectively referred to as the “Payable Amount”; to avoid doubt, where there is any inconsistency between the Transfer and License Agreement and Annex A, Annex A shall prevail));

2)
Except for the Payable Amount under Item 1) of Clause 2 above, TJBio Hangzhou shall not be required to pay any other fees to I-Mab Hong Kong and/or Ferring Pharmaceuticals. However, all costs incurred by TJBio Hangzhou for the development and commercialization of the TJ301 product within the Licensed Territories shall be borne solely by TJBio Hangzhou, and I-Mab Hong Kong shall not pay any such funds in advance on behalf of TJBio Hangzhou.

Clause 3
The Parties agree that TJBio Hangzhou shall undertake the payment obligations for the Payable Amount (i.e., the milestone payments and royalty rates listed in Annex A) to I-Mab Hong Kong in accordance with the following provisions:

1)
With respect to the milestone payments listed in Annex A, TJBio Hangzhou shall pay the corresponding milestone amount either (A) five (5) working days prior to the Payable Amount Due Date (to avoid doubt, the “Payable Amount Due Date” refers to the date on which I-Mab Hong Kong is required to make the corresponding payment to Ferring Pharmaceuticals according to the Transfer and License Agreement); or (B) within fifty (50) days after the relevant milestone event listed in Annex A has been achieved, whichever occurs first. The corresponding milestone amount of the Payable Amount shall be paid to the account designated by I-Mab Hong Kong (denominated in US dollars. In case of conversion between different currencies, the converted amount should be sufficient to cover the actual Payable Amount from I-Mab Hong Kong to Ferring Pharmaceuticals at the time of payment);

2)
With respect to the royalty rates listed in Annex A, TJBio Hangzhou shall provide I-Mab Hong Kong with a report each time a royalty payment is made. The report shall include: (a) the net sales generated by the TJ301 product in each country within the Licensed Territories; (b) the basis for any deductions applied to calculate the net sales from the invoiced amounts; (c) the applicable royalty rate for the TJ301 product; (d) the calculation of the payable royalty amount; and (e) the exchange rates applicable to the calculations mentioned above.

TJBio Hangzhou shall make the payment by either (A) within fifty (50) days after the end of each calendar quarter starting from the first calendar quarter in which the first product sale occurs and marks the beginning of the first royalty period; or (B) five (5) working days prior to the Payable Amount Due Date, whichever occurs first. The payable royalty amount shall be paid to the account designated by I-Mab Hong Kong (denominated in US dollars. In case of conversion between different currencies, the converted amount should be sufficient to cover the actual Payable Amount from I-Mab Hong Kong to Ferring Pharmaceuticals at the time of payment). The provisions of the Transfer and License Agreement shall govern any matters not covered regarding the payment of royalties.

3)
To avoid doubt, TJBio Hangzhou shall have the right to fulfill the aforementioned payment obligations to I-Mab Hong Kong through its overseas affiliate. All relevant taxes (including but not limited to withholding income tax) arising from payments made by TJBio Hangzhou (or its overseas affiliate) to I-Mab Hong Kong shall be borne by TJBio Hangzhou. Upon completion of the Payable Amount under the provisions of this Supplementary Agreement by TJBio

Exhibit 4.11

Hangzhou (or its overseas affiliate), there shall be no requirement for TJBio Hangzhou (or its overseas affiliate) to make any further payments of milestone amounts or royalties to I-Mab Hong Kong according to the Transfer and License Agreement.

Clause 4
Notwithstanding the general provisions of Clause 2 under this Supplementary Agreement, the Parties hereby acknowledge that TJBio Hangzhou (or its overseas affiliate) shall pay a milestone payment of US$3,000,000.00 (in words: Three million US dollars only) or its equivalent in currency (including RMB), corresponding to the completion of the “Completion of Phase IIA study report in the Territory” milestone event as listed in Annex A, in one lump sum to the account designated by I-Mab Hong Kong (including the account of a third party designated by I-Mab Hong Kong, i.e., I-Mab Biopharma (Shanghai) Co., Ltd.) by December 31, 2021. The exchange rate shall be based on the mid-price of the foreign exchange rate published by the Bank of China on the day of payment by TJBio Hangzhou. Upon completion of the payment to the aforementioned third-party account by TJBio Hangzhou, the payment obligation under this clause from TJBio Hangzhou to I-Mab Hong Kong shall be deemed fulfilled. I-Mab Hong Kong shall issue the corresponding invoice to TJBio Hangzhou within five (5) working days after TJBio Hangzhou has fulfilled the payment obligation under this clause.

Clause 5
The Parties hereby acknowledge that if TJBio Hangzhou fails to timely and fully fulfill its obligations under this Supplementary Agreement, resulting in losses incurred by I-Mab Hong Kong, such liability shall be limited to those losses arising from TJBio Hangzhou’s failure to timely and fully fulfill its payment obligations for the Payable Amount. If such failure results in I-Mab Hong Kong’s failure to make timely and full payments to Ferring Pharmaceuticals, and consequently subjects I-Mab Hong Kong to incur liabilities and costs under the Transfer and License Agreement within the Licensed Territories, including but not limited to responsibilities, lawsuits, arbitrations, attorney fees, and other enforcement costs associated with such failures, TJBio Hangzhou shall be responsible for such losses.

Clause 6
The Parties acknowledge that, as of the date of signing this Supplementary Agreement, there are no actual or potential disputes or controversies between the Parties regarding the signing and performance of the Original Agreement.

Clause 7
The Original Agreement and this Supplementary Agreement shall be governed by and interpreted in accordance with the laws of the People’s Republic of China.

Clause 8
If any dispute arises between the Parties in connection with the signing or performance of the Original Agreement or this Supplementary Agreement, the Parties shall resolve it through friendly negotiations; if no agreement is reached through negotiations, either Party may submit the dispute to the Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules effective at the time of applying for arbitration. The arbitration award shall be final and binding on both parties. The place of arbitration shall be Shanghai.

Clause 9
This Supplementary Agreement constitutes an inseparable part of the Original Agreement and shall have the same legal effect as the Original Agreement. In the event of any inconsistency between the provisions of this Supplementary Agreement and the Original Agreement, the provisions of this Supplementary Agreement shall prevail; matters not stipulated in this Supplementary Agreement shall continue to be governed by the relevant provisions of the Original Agreement.

Clause 10
This Supplemental Agreement shall come into force as of the date of signature by Parties (except that Clause 2 of this Supplemental Agreement shall be deemed to come into force as of September 15, 2020). This Supplementary Agreement shall have two (2) counterparts, with each Party holding one (1) original, both with the same legal effect.

[The remainder is intentionally left blank.]

Exhibit 4.11

In witness whereof, the Parties have caused their duly authorized representatives to execute this Supplementary Agreement to the Sublicense Agreement as of the date first written above, as a token of their agreement.

I-MAB BIOPHARMA HONGKONG LIMITED

Signature: Name: Title

Exhibit 4.11

In witness whereof, the Parties have caused their duly authorized representatives to execute this Supplementary Agreement to the Sublicense Agreement as of the date first written above, as a token of their agreement.

TJ Biopharma (Hangzhou) Co., Ltd. (Official seal)

Signature: Name: Title

Exhibit 4.11

Annex A:

1.
Development Milestones in the Territory

Milestone Event	Milestone Payment
Completion of Phase IIA study report in the Territory	Three Million Dollars ($3,000,000)
NDA submission in the Territory	Five Million Dollars ($5,000,000)
NDA approval in the Territory	Five Million Dollars ($5,000,000)

2.
Royalty Rates in the Territory

That portion of Net Sales of the Licensed Product in the Territory in a Calendar Year that is:	Royalty Rate
Less than or equal to Five Hundred Million RMB (RMB500,000,000)	6%
Greater than Five Hundred Million RMB (RMB500,000,000)	8%